Exhibit 99.3

VOTING AGREEMENT

VOTING AGREEMENT (this “AGREEMENT”), dated as of October 22, 2002, by and among Microsoft Corporation, a Washington corporation (“PARENT”), Bootstrap Merger Sub, Inc., a Delaware corporation (“PURCHASER”) and a wholly owned subsidiary of Parent, and the entity listed on the Signature Page hereto (the “STOCKHOLDER”).

WHEREAS, the Stockholder is, as of the date hereof, the record and beneficial owner of the number of shares of common stock, par value $0.001 per share (“COMPANY COMMON STOCK”), of Vicinity Corporation, a Delaware corporation (the “COMPANY”), set forth on the Signature Page hereto;

WHEREAS, Parent, Purchaser and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “MERGER AGREEMENT”; capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement), which provides for the merger (the “MERGER”) of Purchaser with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement each share of Company Common Stock, owned by the stockholders of the Company as of the Effective Time of the Merger will be converted into the right to receive cash, as set forth therein; and the Board of Directors of the Company has approved the Merger and the other transactions contemplated in the Merger Agreement and is recommending that the Company’s stockholders approve the Merger; and

WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by Parent and Purchaser of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    Representations, Warranties and Covenants of the Stockholder.    The Stockholder (i) is the beneficial owner of the shares of Company Common Stock and the options and warrants to purchase shares of Company Common Stock indicated on the Signature Page hereto, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances that, in each case, would deprive Parent of the benefits of this Agreement (other than any rights of repurchase held by the Company); (ii) does not beneficially own any securities of the Company other than the shares of Company Common Stock and options and warrants to purchase shares of Company Common Stock indicated on the Signature Page hereto; (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the proxy contained herein; and (iv) will not, and will not permit any “affiliates” to: (1) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to any action or agreement which would impede, interfere with or prevent the Merger, including any Acquisition Proposal, or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (2) initiate a stockholders’ vote or action by written consent of the Company stockholders with respect to any action or agreement which would impede, interfere with or prevent the Merger, including any Acquisition Proposal; or (3) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to any action or agreement which would impede, interfere with or prevent the Merger, including any Acquisition Proposal.

SECTION 2.    Agreement Not to Transfer Shares.

(a)  Prior to the termination of this Agreement, except as otherwise provided herein, the Stockholder shall not: (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares (as defined in Section 2(b)); (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; or (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares; provided, however, that notwithstanding (i) and (ii) above, Stockholder may transfer (by sale, gift, pledge or other disposition), or consent to the transfer of, any or all of the Shares to any transferee that agrees to be bound by and executes an agreement in the form of this Agreement with respect to the Shares to be transferred.

(b)  “SHARES” shall mean: (i) all securities of the Company (including all shares of Company Common Stock, Preferred Stock and all options, warrants and other rights to acquire such securities) beneficially owned by the Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all shares of Company Common Stock and all additional options, warrants and other rights to acquire such securities) of which the Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Effective Time. In the event of a stock dividend or distribution, or any change in Company Common Stock or Preferred Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “SHARES” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

SECTION 3.    Agreement to Vote Shares; Grant of Irrevocable Proxy; Appointment of Proxy.

(a)  Subject to Section 5 hereof, the Stockholder shall vote Stockholder’s Shares, in connection with any meeting or action by written consent of the stockholders of the Company (i) in favor of the Merger, and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any Acquisition Proposal. Stockholder agrees not, directly or indirectly, to solicit or initiate any offer from any party concerning the possible disposition of all or any substantial portion of the Company’s business, assets or capital stock.

(b)  Subject to Section 5 hereof, the Stockholder hereby irrevocably grants to, and appoints, Parent and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution), for and in the name, place, and stead of the Stockholder, to vote Stockholder’s Shares, or grant a consent or approval in respect of Stockholder’s Shares, in connection with any meeting or action by written consent of the stockholders of the Company (i) in favor of the Merger, and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any Acquisition Proposal.

(c)  The Stockholder represents that any proxies heretofore given in respect of the Shares are not irrevocable, and that such proxies are hereby revoked.

(d)  Subject to Section 5 hereof, the Stockholder hereby affirms that the proxy set forth in this Section 3 is irrevocable and is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performances of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy granted hereby is coupled with an interest in the Shares and, except as set forth in Section 5 hereof, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

SECTION 4.    Further Assurances.    From time to time, upon request of the other party and without further consideration, each party hereto shall execute and deliver any additional documents and take such further actions as may be necessary to carry out the provisions hereof.

SECTION 5.    Termination.    Except as otherwise provided in this Agreement, this Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the Effective Time; PROVIDED, HOWEVER, that Sections 6 and 8 shall survive any termination of this Agreement.

SECTION 6.    Expenses.    All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

SECTION 7.    Public Announcements.    Neither the Stockholder, nor any of its affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or the other transactions contemplated thereby without the prior written consent of the Parent, except as may be required by law or by any listing agreement with, or the policies of, NASDAQ or an applicable national securities exchange in which circumstance such announcing party shall make reasonable efforts to consult with the Parent to the extent practicable.

SECTION 8.    Miscellaneous.

(a)  Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

(b)  Binding Effect and Assignment.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED THAT, except as specifically provided herein (including without limitation as provided in Section 2(a)), no party to this Agreement may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

(c)  Amendments and Modification.    Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, and in the case of a waiver, by the party against whom the waiver is to be effective.

(d)  Specific Performance; Injunctive Relief.    The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity without the necessity of proving the inadequacy of money damages as a remedy.

(e)  Notices.    All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery, (b) transmitter’s confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or (d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

If to Parent or Purchaser:	Microsoft Corporation. One Microsoft Way Redmond, WA 98052 Attention: Deputy General Counsel, Finance and Operations and Senior Vice President, Corporate Development Facsimile No.: (425) 936-7329

With a copy to:	Preston Gates & Ellis LLP Bank of America Tower 701 Fifth Avenue, Suite 5000 Seattle, Washington 98104-7078 Attention: Richard B. Dodd Facsimile No.: (206) 623-7022

If to the Stockholder: To the address for notice set forth on the signature page hereof.

With copies to:	[Name] [Address] [City, State Zip] Attention: [________________] Facsimile No.: (___) ___-____

(f)  Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

(g)  Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

(h)  Effect of Headings.    The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(i)  Counterparts.    This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j)  Action in Stockholder Capacity Only.    The Stockholder makes no agreement or understanding herein in any capacity other than Stockholder’s capacity as a record holder and beneficial owner of Shares and nothing herein shall limit or affect any action taken or not taken in any other capacity as an officer or director of the Company.

(k)  Exercise of Options, Warrants or Other Rights.    Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall require the Stockholder to exercise or convert Shares that do not constitute outstanding shares of Company Common Stock. In addition, nothing in this Agreement shall prohibit the Stockholder from exercising (in accordance with the terms of the option or warrant, as applicable) any option or warrant the Stockholder may hold, provided that any shares of Common Stock acquired upon any such exercise prior to the Effective Time shall be subject to this Agreement.

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The foregoing Agreement is hereby executed as of the date first above written.

“PARENT”

MICROSOFT CORPORATION, a Washington corporation

By:
Name: Title:

“PURCHASER”

BOOTSTRAP MERGER SUB, INC., a Delaware corporation

By:
Name: Title:

“STOCKHOLDER”

By:
Name: Title:

Shares beneficially owned:

[ ] shares of Company Common Stock

[ ] shares of Company Common Stock issuable upon exercise of options